                                                                    EXHIBIT 99

               [LOGO]

                       UNITED DOMINION INDUSTRIES LIMITED

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of United Dominion Industries Limited (the "Corporation") will be held in the Upper Canada Room of the Royal York Hotel, 100 Front Street West, Toronto, Ontario, Canada on Tuesday, April 25, 2000 at 2:00 p.m. (Toronto time), for the following purposes:

     (1) to receive the consolidated financial statements of the Corporation for the year ended December 31, 1999, together with the auditors' report thereon, and the annual report of the directors;

     (2) to elect directors;

     (3) to reappoint KPMG LLP to serve as independent auditors of the Corporation until the close of the next annual meeting of shareholders and to authorize the Board of Directors to fix KPMG's remuneration; and

     (4) to transact such other business, if any, as may properly come before the Meeting or any adjournment or postponement thereof.

                                          By order of the Board of Directors,

                                          /s/ Richard L. Magee

                                          R. L. Magee
                                          Secretary

Toronto, Ontario
March 22, 2000

If you are unable to be present in person at the Meeting, please date, sign and return the enclosed form of proxy to the Corporation, care of Montreal Trust Company of Canada, Place Montreal Trust, 1800 McGill College Avenue, Montreal, Quebec, H3A 3K9, in the envelope provided for that purpose. For U.S. shareholders, please date, sign and return the enclosed form of proxy to The Bank of Nova Scotia Trust Company of New York, One Liberty Plaza, 23rd Floor, New York, New York, 10006, in the envelope provided for that purpose. To be effective, a form of proxy must be duly executed and deposited with the Corporation's registrar and transfer agent, Montreal Trust Company of Canada or The Bank of Nova Scotia Trust Company of New York, as the case may be, at the applicable address above, not less than 48 hours, Saturdays and holidays excepted, preceding the Meeting, or any adjournment or postponement thereof.

               [LOGO]

                       UNITED DOMINION INDUSTRIES LIMITED

                                ---------------

                   MANAGEMENT PROXY CIRCULAR/PROXY STATEMENT

                            SOLICITATION OF PROXIES

     THIS MANAGEMENT PROXY CIRCULAR/PROXY STATEMENT (THE "PROXY CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS AND THE MANAGEMENT OF UNITED DOMINION INDUSTRIES LIMITED (THE "CORPORATION") FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE CORPORATION TO BE HELD ON APRIL 25, 2000 AT THE TIME, PLACE AND FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF MEETING, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF (THE "MEETING"). The Corporation will pay the cost of such solicitation. The Corporation will reimburse brokers and other intermediaries for costs incurred by them in mailing proxy materials to non-registered shareholders in accordance with National Policy No. 41 of the Canadian Securities Administrators. This Proxy Circular is being initially sent to shareholders on or about March 22, 2000.

     The principal executive offices of the Corporation are located at 2300 One First Union Center, 301 South College Street, Charlotte, North Carolina, 28202-6039, U.S.A. The Corporation's registered office is located at Suite 5300, Commerce Court West, Post Office Box 85, Toronto, Ontario, Canada, M5L 1B9.

                     APPOINTMENT AND REVOCATION OF PROXIES

     The persons designated in the accompanying form of proxy are officers of the Corporation. A SHAREHOLDER ENTITLED TO VOTE AT THE MEETING HAS THE RIGHT TO APPOINT ANOTHER PERSON (WHO NEED NOT BE A SHAREHOLDER), OTHER THAN A PERSON DESIGNATED IN THE FORM OF PROXY, AS PROXYHOLDER TO REPRESENT SUCH SHAREHOLDER AND VOTE ON SUCH SHAREHOLDER'S BEHALF AT THE MEETING BY EXECUTING (OR CAUSING AN ATTORNEY DULY AUTHORIZED IN WRITING TO EXECUTE) THE ACCOMPANYING FORM OF PROXY OR ANOTHER LEGAL FORM OF PROXY AND APPOINTING THEREON SUCH OTHER PERSON AS PROXY. Execution of the form of proxy will not affect a shareholder's right to attend the Meeting and vote in person if such shareholder revokes a proxy as described below. Any shareholder giving a proxy has the right to revoke it at any time before it is acted upon (a) by depositing an instrument in writing executed by such shareholder or by an attorney authorized in writing, or, if the shareholder is a corporation, by a duly authorized officer or attorney thereof,
(i) at the Corporation's registered office, Suite 5300, Commerce Court West, Post Office Box 85, Toronto, Ontario, M5L 1B9, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment or postponement thereof at which the proxy is to be used, or (ii) with the Chairman of the Meeting on the day of the Meeting or an adjournment or postponement thereof; or (b) in any other manner permitted by law.

                                  RECORD DATE

     Only holders of record of the Corporation's common shares ("Common Shares") at the close of business on March 14, 2000 (the "Record Date") are entitled to notice of and to attend and vote at the Meeting, except that a transferee who acquires Common Shares after such date shall be entitled to vote at the Meeting if such transferee produces properly endorsed share certificates for such shares or otherwise establishes ownership of such shares and requests, not later than 10 days before the Meeting, that such transferee's name be included in the list of shareholders entitled to receive notice of and to vote at the Meeting, such list having been prepared as of the Record Date.

                        ACTION TO BE TAKEN UNDER PROXIES

     Shares represented by properly executed proxies in the accompanying form of proxy will be voted or withheld from voting in accordance with instructions indicated thereon.

     IF NO CONTRARY INSTRUCTION IS INDICATED, SHARES REPRESENTED BY SUCH PROXIES WILL BE VOTED BY THE PERSONS DESIGNATED IN THE PRINTED PORTION THEREOF:

     - FOR THE ELECTION OF THE NOMINEES NAMED HEREIN TO SERVE AS DIRECTORS UNTIL THE NEXT ANNUAL MEETING;

     - FOR THE REAPPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE CORPORATION TO SERVE UNTIL THE NEXT ANNUAL MEETING AT A REMUNERATION TO BE APPROVED BY THE BOARD OF DIRECTORS; AND

     - AT THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO ANY AMENDMENTS TO MATTERS IDENTIFIED IN THE NOTICE OF MEETING OR OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The Board of Directors and Management of the Corporation know of no such amendments or other business to be presented at the Meeting.

     The election of directors and the reappointment of KPMG LLP to serve as independent auditors of the Corporation must be approved by the affirmative vote of a majority of the votes cast by the holders of outstanding Common Shares who vote in respect of those actions. Abstentions and broker non-votes, which will not be counted "for" or "against" proposals, have no effect on the vote for the election of directors or the reappointment of KPMG LLP.

                               REPORTING CURRENCY

     Unless otherwise indicated, all dollar amounts referred to herein are expressed in United States dollars.

                             ELECTION OF DIRECTORS

     Management and the Board of Directors propose for nomination twelve (12) persons for election as directors at the Meeting. The Nominating & Corporate Governance Committee recommended to the Board that the number of directors of the Corporation be decreased by two, to twelve. The increase to fourteen in 1999 was intended to be temporary to prepare for the retirement in 2000 of two long-service directors. Messrs. Dalton D. Ruffin and R. Stuart Dickson will retire from the Board of Directors effective at the Meeting, having served since 1974 and 1990, respectively. The Board of Directors approved the committee's recommendation; the twelve remaining incumbents are nominated for re-election.

     Each director elected will hold office until the next annual meeting of shareholders, unless prior thereto such director resigns or such director's office becomes vacant by death, removal or other cause. Management does not expect that any of the nominees will be unable to serve as a director, but if a nominee should become unable to act as a director for any reason prior to the Meeting, the persons named in the accompanying form of proxy will have the right to vote for another nominee in their discretion unless the shareholder has specified in the proxy that shares are to be voted for another nominee or are to be withheld from voting on the election of directors. Set forth below are the names and ages of each person to be nominated for election as director, such person's present principal occupation or employment, the period during which such person has served as director of the Corporation, and additional biographical information. The number of equity securities of the Corporation beneficially owned, directly or indirectly (or over which control or direction is exercised) by each director is set forth under the heading "Voting Shares and Principal Holders Thereof: Security Ownership of Directors and Management."

                      NAME, AGE, POSITIONS WITH THE CORPORATION AND SIGNIFICANT AFFILIATES,     DIRECTOR OF THE
                              PRINCIPAL OCCUPATIONS, AND RECENT BUSINESS EXPERIENCE            CORPORATION SINCE
                      ---------------------------------------------------------------------    -----------------
                      DONALD N. BOYCE (1) (61). Chairman of the Board of IDEX Corporation            1997
                      (a diversified manufacturing company), 1988 to present. President and
    [PHOTOGRAPH]      Chief Executive Officer of IDEX Corporation, 1988 to 1998. Director
                      of IDEX Corporation and Walter Industries, Inc.





                      HERMANN BUERGER (2) (56). Executive Vice President of Commerzbank AG           1997
    [PHOTOGRAPH]      (international bank), 1989 to present. Director of Security Capital
                      Group Incorporated and Paging Network, Inc.






                      JAMES E. COURTNEY (1) (3) (68). Chairman of the Board of First                 1989
                      Community Bank of Southwest Florida (commercial bank), 1998 to
    [PHOTOGRAPH]      present. Chairman of the Board, First Independence Bank of Fort Myers
                      (commercial bank), 1996- 1997. President of The Mariner Group, Inc.
                      (real estate management and development company), 1992-1995.




                      PETER A. CROSSGROVE (1) (63). Chairman of Premdor Inc. (international          1993
                      door manufacturing company), 1998 to present. President and Chief
                      Executive Officer of Southern Africa Minerals Corporation (diamond exploration company), 1994 to present. Chairman and Chief Executive
                      Officer of Brush Creek Corporation (investment holding company), 1993
    [PHOTOGRAPH]      to present. Director of Premdor Inc., Dundee Realty, Inc., Acadia
                      Minerals Corp., Quadra Logic Technologies Inc., Southern Africa
                      Minerals Corporation, Barrick Gold Corporation, Band-Ore Resources
                      Inc., A.M.T. International Mining Corporation, QLT Photo Therapeutics
                      Inc. and Philex Gold, Inc.

                      JERE A. DRUMMOND (2) (60). Vice Chairman of BellSouth Communications           1999
                      Group (telecommunications company), January 1, 2000 to present. Group
    [PHOTOGRAPH]      President and Chief Executive Officer, BellSouth Communications
                      Group, 1998 to 1999. President and Chief Executive Officer, BellSouth
                      TeleCommunications, Inc., 1995-1997. Director of Borg Warner
                      Automotive, Inc.



                      NAME, AGE, POSITIONS WITH THE CORPORATION AND SIGNIFICANT AFFILIATES,     DIRECTOR OF THE
                              PRINCIPAL OCCUPATIONS, AND RECENT BUSINESS EXPERIENCE            CORPORATION SINCE
                      ---------------------------------------------------------------------    -----------------
                      THE HONORABLE JAMES A. GRANT, P.C., Q.C. (3) (4) (62). Partner of              1989
                      Stikeman Elliott (law firm), 1970 to present. Chairman of Executive
    [PHOTOGRAPH]      Committee of Stikeman Elliott, 1988 to 1999. Director of BioChem
                      Pharma Inc., CAE Industries Ltd. and Canadian Imperial Bank of
                      Commerce.




                      WILLIAM R. HOLLAND (4)(5) (61). Chairman of the Corporation and                1985
                      United Dominion Industries, Inc., 1987 to present. Chief Executive
    [PHOTOGRAPH]      Officer of the Corporation and United Dominion Industries, Inc., 1986
                      to present. Director of The BFGoodrich Company and Lance, Inc.





                      RUSSELL C. KING, JR. (2) (65). Retired as of May 20, 1994. President           1992
                      and Chief Operating Officer of Sonoco Products Company (international
    [PHOTOGRAPH]      manufacturer of packaging products), 1990-1994. Director of
                      Integrated Business Systems and Services, Inc.





                      JOHN T. MAYBERRY (2) (55). President and Chief Executive Officer of            1999
    [PHOTOGRAPH]      Dofasco Inc. (steel producer), 1993 to present. Director of Dofasco
                      Inc., Decoma International Inc. and The Bank of Nova Scotia.






                      DR. HARRY A. NURKIN (3) (56). President and Chief Executive Officer            1999
    [PHOTOGRAPH]      of Carolinas Healthcare System (integrated healthcare services system), 1983 to present.






                      NAME, AGE, POSITIONS WITH THE CORPORATION AND SIGNIFICANT AFFILIATES,     DIRECTOR OF THE
                              PRINCIPAL OCCUPATIONS, AND RECENT BUSINESS EXPERIENCE            CORPORATION SINCE
                      ---------------------------------------------------------------------    -----------------
                      WILLIAM W. STINSON (4)(5) (66). Retired as of May 1, 1996. Chairman            1986
                      of Canadian Pacific Limited (transportation, energy and hotel company), 1989-1996. President and Chief Executive Officer of
     [PHOTOGRAPH]     Canadian Pacific Limited, 1985-1996. Director of PanCanadian
                      Petroleum Limited, Western Star Ltd., Westshore Investment Trust, Sun
                      Life Assurance Company of Canada and Massachusetts Financial Services
                      Company.


                      GEORGE S. TAYLOR (2) (59). Retired as of December 31, 1995. President          1995
     [PHOTOGRAPH]     and Chief Executive Officer of John Labatt Limited, 1992-1995.
                      Director of Great Lakes Power Inc., EdperBrascan Limited, Acanthus
                      Real Estate Corporation and Teknion Corporation.





---------------

(1) Member of Compensation & Human Resources Committee.
(2) Member of Audit & Risk Management Committee.
(3) Member of Nominating & Corporate Governance Committee.
(4) Member of Executive Committee.
(5) Also a member of the board of directors of United Dominion Holdings, Inc. and United Dominion Industries, Inc., wholly owned subsidiaries of the Corporation.

                           COMPENSATION OF DIRECTORS

     The following table shows the fees payable to directors of the Corporation. Directors who also serve as executive officers of the Corporation are not separately compensated for serving as directors. Directors are also paid their out-of-pocket expenses for attending each meeting of the Board of Directors of the Corporation and its committees.

                      SCHEDULE OF BOARD AND COMMITTEE FEES

Board of Directors
     Annual Retainer........................................  $30,000
     Fee per Meeting........................................    1,200
Executive Committee
     Annual Retainer........................................    4,500
Compensation & Human Resources Committee
     Annual Retainer........................................    4,000
     Fee per Meeting........................................    1,200
Audit & Risk Management Committee
     Annual Retainer........................................    4,000
     Fee per Meeting........................................    1,200
Nominating & Corporate Governance Committee
     Annual Retainer........................................    4,000
     Fee per Meeting........................................    1,200

     In the most recently completed financial year, the Corporation paid fees in the aggregate amount of U.S. $642,775 to thirteen directors. In 1999, ten directors were each granted options to purchase 2,000 Common Shares pursuant to the Corporation's non-qualified Stock Option and Restricted Stock Plan.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During 1999, the Corporation's Board of Directors met in person six times and held three telephonic meetings. The Board of Directors has standing Executive, Audit & Risk Management, Compensation & Human Resources, and Nominating & Corporate Governance committees.

     The Executive Committee is empowered to exercise the full powers of the Board of Directors when the Board is not in session, except those powers which, under the Canada Business Corporations Act (the "CBCA") or the Corporation's By-Laws, a committee of the Board of Directors has no authority to exercise. The Executive Committee did not meet during 1999; however, it took unanimous action in lieu of meeting three times.

     The Audit & Risk Management Committee (the "Audit Committee"), which met three times during 1999, reviews the audit plan developed by the Corporation's auditors in connection with their annual audit of the Corporation's books and records, the consolidated financial statements and results of the annual audit performed by the Corporation's auditors, the auditors' fees submitted to the Corporation, the response of Management to management letters issued by the auditors, current accounting rules and changes therein, the financial reviews performed by members of the Corporation's internal audit staff, and the financial control mechanisms and risk management procedures adopted by the Corporation. The Audit Committee also recommends the selection of auditors to the Board of Directors each year. The Board of Directors is required to have an audit committee by applicable statutory and regulatory requirements.

     The Compensation & Human Resources Committee (the "Comp Committee"), which met in person five times and by telephone two times during 1999, reviews the appropriateness and cost of the Corporation's compensation and benefit programs, including the salaries, incentive compensation and benefits of all executive officers and certain other key employees; assesses the effectiveness of the Corporation's chief executive officer; and monitors management development and succession planning programs.

     The Nominating & Corporate Governance Committee was added in 1999 and met twice during the year. It is the Corporation's nominating committee, proposing a slate of directors and committee members each year. It also monitors corporate governance matters and prepares the Corporation's report on its status with the governance guidelines of The Toronto Stock Exchange ("TSE") for this Proxy Circular.

     Shares in the Corporation owned by directors are reported under the heading "Voting Shares and Principal Holders Thereof: Security Ownership of Directors and Management."

                  VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     As of the Record Date, the Corporation had outstanding 39,122,355 Common Shares, each such share being entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN PERSONS

     The directors and officers of the Corporation believe that, as of the Record Date, the following persons beneficially owned, directly or indirectly, or exercised control or direction over, Common Shares carrying more than 5% of the votes attached to the Common Shares:

                                                                             PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER         NUMBER OF COMMON SHARES   OUTSTANDING
      ------------------------------------         -----------------------   -----------
Ontario Teachers' Pension Plan Board (1).........         4,679,031             12.0%
  5650 Yonge Street, 5th Floor
  Toronto, Ontario M2M 4H5
TAL Global Asset Management Inc. (2).............         3,475,016              8.9%
  1000 de la Gauchetiere West, Suite 3100
  Montreal, Quebec H3B 4W5
Mackenzie Financial Corporation (3)..............         3,067,400              7.8%
  150 Bloor Street West, Suite M111
  Toronto, Ontario M5S 3B5
The Prudential Insurance Company of America
  (4)............................................         2,058,500              5.3%
  751 Broad Street
  Newark, New Jersey 07102-3777

---------------

(1) Ontario Teachers' Pension Plan Board ("Ontario Teachers") provides pension services to active and retired teachers and is the largest single invested pension plan in Canada. As of March 14, 2000, according to a Schedule 13D/A filed with the Corporation and the United States Securities and Exchange Commission on March 15, 2000, Ontario Teachers had sole dispositive and voting power in respect of the number of Common Shares shown.
(2) On February 12, 2000, TAL Global Asset Management Inc. ("TAL"), filed a report on Schedule 13G indicating that, in its capacity as a registered investment advisor and in the ordinary course of its business, it has sole dispositive power over the referenced number of Common Shares and sole voting power over 181,497 Common Shares. TAL manages common stock and bond portfolios for mutual funds and institutional and private investors. According to T.A.L., none of the several accounts that it manages has an interest in more than 5% of the Common Shares.
(3) On February 14, 2000, Mackenzie Financial Corporation filed a report on
    Schedule 13G in its capacity as an investment advisor indicating that several accounts it manages have the right to receive dividends and proceeds from the sale of the referenced number of Common Shares. Mackenzie, a registered investment adviser, indicated that none of these accounts individually owns more than 5% of the Common Shares.
(4) The Prudential Insurance Company of America informed the Corporation in March 2000 that, at the end of February 2000, it had direct or indirect voting and/or investment discretion over the referenced number of Common Shares, which are held for the benefit of its clients. Prudential is a Newark, New Jersey based insurance company and a registered investment adviser.

     The directors and officers of the Corporation are not aware of any other person who beneficially owns, directly or indirectly, or exercises control or direction over, 5% or more of the Common Shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table presents the number of equity securities of the Corporation beneficially owned, directly or indirectly, or controlled or directed by, its directors, nominees and executive officers (with sole voting and investment power, except as otherwise indicated) as of March 14, 2000. Beneficial ownership has been determined in accordance with subsection 2(1) of the CBCA and Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended.

                                                                         TOTAL SHARES
                                   NUMBER OF        OPTIONS PRESENTLY    BENEFICIALLY      PERCENT OF
    NAME OF BENEFICIAL OWNER       SHARES(A)           EXERCISABLE          OWNED            CLASS
    ------------------------       ----------       -----------------    ------------      ----------
Donald N. Boyce..................     1,000                7,000              8,000           (b)
Hermann Buerger..................     2,000                7,000              9,000           (b)
James E. Courtney................     1,535               13,000             14,535           (b)
Peter A. Crossgrove..............     5,000               12,000             17,000           (b)
R. Stuart Dickson................     1,790               14,000             15,790           (b)
Jere A. Drummond.................         0                    0                  0           (b)
James A. Grant...................     1,000               14,000             15,000           (b)
William R. Holland...............   253,041(c)(d)        332,750            585,791           1.5%
Russell C. King, Jr..............     5,000                9,000             14,000           (b)
John T. Mayberry.................     1,000                    0              1,000           (b)
Harry A. Nurkin..................     1,000                    0              1,000           (b)
Dalton D. Ruffin.................     6,757               14,000             20,757           (b)
William W. Stinson...............    15,042               19,000             34,042           (b)
George S. Taylor.................    11,000               10,000             21,000           (b)
All directors and executive
  officers as a group (28
  persons).......................   424,901(c)(d)        993,422          1,418,323           3.5%

---------------

(a) Shares listed are Common Shares actually owned beneficially, not including presently exercisable options.
(b) Less than 1% of the outstanding Common Shares.
(c) Includes, for Mr. Holland, 88,626 restricted Common Shares, and for all directors and executive officers as a group, 154,691 restricted Common Shares.
(d) Does not include Common Shares held in United Dominion Industries, Inc.'s Compass Plan, a qualified defined contribution plan designed to satisfy the provisions of Section 401(k) of the United States Internal Revenue Code, which permits investment of employee accounts in a pooled fund invested principally in Common Shares and maintained for the plan by its plan administrator.

                         CORPORATE GOVERNANCE PRACTICES

     The TSE requires that each company whose shares are listed and posted for trading on the TSE disclose, on an annual basis, such company's approach to corporate governance with reference to specified guidelines (the "TSE Guidelines") for effective corporate governance. These guidelines deal with the constitution of boards of directors and board committees, their functions, their independence from management, and other means of ensuring sound corporate governance. In light of the TSE requirements, a summary of the status of the Corporation with respect to the TSE Guidelines is set forth in Appendix "A" to this Proxy Circular.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

  Summary Compensation

     The following table, presented in accordance with the CBCA and the applicable provincial securities legislation in Canada, sets forth information concerning compensation paid to the Chief Executive Officer, and each of the other four most highly compensated executive officers of the Corporation (the "Named Executive Officers"), for services rendered to the Corporation and its subsidiaries during the financial years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                         -------------------------------------
                                            ANNUAL COMPENSATION                  AWARDS              PAYOUTS
                                      --------------------------------   -----------------------   -----------
                                                               OTHER                                                ALL
                                                              ANNUAL     RESTRICTED   SECURITIES                   OTHER
                                                              COMPEN-      STOCK      UNDERLYING      LTIP        COMPEN-
                                      SALARY(1)   BONUS(2)   SATION(3)   AWARDS(4)    OPTIONS(5)   PAYOUTS(6)    SATION(7)
NAME AND PRINCIPAL POSITION    YEAR      ($)        ($)         ($)         ($)          (#)           ($)          ($)
---------------------------    ----   ---------   --------   ---------   ----------   ----------   -----------   ---------
W. R. Holland................  1999    850,000    615,825     126,808      894,160      72,750       536,831        4,322
  Chairman & CEO               1998    850,000    603,202      85,942       38,097      70,000       571,954        4,843
                               1997    805,000    681,040      80,615       85,377          --       656,860        4,250

G. A. Eisenberg..............  1999    315,000    117,731      48,810      243,698      15,000       124,168          333
  President & COO              1998    293,750    144,749      28,981       30,652      58,000       100,209          302
                               1997    257,000    100,230      28,285       64,764      20,000        95,468       24,687

B. B. Burns, Jr..............  1999    292,000    159,505      36,059      177,699      15,000       103,148          631
  Executive VP                 1998    292,000    162,346      28,295       21,646       7,000       109,267       46,616
                               1997    286,000    130,425      25,422       69,191      22,500        88,745       99,780

J. M. Gibbs..................  1999    275,000    118,594      29,758      215,062      15,000        76,812           --
  Senior VP and                1998    227,333    109,709      18,998       70,088      35,000        94,887           --
  Segment President            1997    209,000     24,210       6,927        6,948       9,000       103,800           --

L. Wahl......................  1999    348,600    325,419       8,328           --      31,875       145,161           --
  Senior VP and                1998    303,477    210,234       7,661           --      47,500       151,182           --
  Segment President            1997    289,353    162,761       7,510       65,104      12,000       283,067           --

---------------

(1) Includes amounts voluntarily deferred pursuant to United Dominion Industries, Inc.'s Compass Plan (the "401(k) Plan"), a qualified defined contribution plan designed to satisfy the provisions of Section 401(k) of the United States Internal Revenue Code, and United Dominion Industries, Inc.'s Excess Deferred Compensation Plan (the "Excess Plan"), a non-qualified deferred compensation plan.
(2) Bonuses were approved by the Comp Committee and were paid in February of the following year. See "Report of the Compensation & Human Resources Committee on Executive Compensation." Amounts shown include amounts deferred pursuant to the 401(k) Plan and the Excess Plan. Amounts shown include only the cash portion of annual bonuses; Common Shares received pursuant to elections to receive shares in lieu of cash for a portion of the annual bonus are included in the column headed "Restricted Stock Awards." See Note (4) below.
(3) Includes personal use of company airplane, gross-up of taxable use of company airplane, insurance on personal automobiles, automobile allowance, membership dues, executive tax service, health care benefits and credits, parking and matching contributions by the Corporation under the 401(k) Plan.
(4) Includes the value of Common Shares issued in lieu of cash compensation under the Annual Management Incentive Plan of the Corporation (the "Annual Plan") and the Long-Term Management Performance Incentive Plan of the Corporation (the "Long-Term Plan"). These plans allow participants to elect to receive shares in lieu of a portion of cash bonuses, subject to the decision of the Comp Committee as to award multiple and eligible bonus percentage. The Comp Committee determines the maximum percentage of a participant's award that will be eligible for payment in Common Shares and an award multiple not to exceed 1.25. Participants in each of these plans may elect to receive Common Shares instead of cash, subject to the limitations established in the respective plans and by the Comp Committee. For awards each year, the Comp Committee approved an award multiple of 1.20 and allowed participants to elect to receive up to 35% of their incentive awards in Common Shares. Amounts shown in the "Bonus" column under "Annual Compensation" reflect the actual cash bonus received. Amounts shown in the "Restricted Stock Awards" column reflect the value of shares issued in lieu of the cash bonus award otherwise payable under the Annual Plan (taking into account the award multiple). Amounts shown in the column "LTIP Payouts" include the cash award and the value of any Common Shares issued under the Long-Term Plan (taking into account the award multiple). Also includes for Mr. Holland, Mr. Eisenberg, Mr. Burns and Mr. Gibbs, the value of restricted share awards received in February 1999.
(5) Stock options with respect to the indicated number of Common Shares were granted by the Comp Committee in February of each year indicated, except 1998, when options were awarded in February and October, and 1999 for Mr. Wahl, when options were also awarded in April.
(6) Payments were approved by the Comp Committee and made pursuant to the Corporation's Long-Term Plan in February of each year based on performance units granted for the three-year period ended December 31 of the prior year. Amounts stated include the value of shares received pursuant to the plan as a result of elections by participants to receive shares in lieu of a portion of the cash bonus due.
(7) Includes the following: for Mr. Burns (1997 and 1998), relocation reimbursements; for Mr. Eisenberg (1997), membership fees and related tax gross-up. Also includes imputed income on split dollar life insurance policies. Does not include amounts realized upon the exercise of stock options (see "Aggregated Option Exercises During the Most Recently Completed Financial Year and Financial Year-End Option Values").

STOCK OPTIONS

     The following table shows the stock options granted to the Named Executive Officers in February and April 1999. These non-qualified stock options become exercisable in thirds, one-third one year after date of grant, another one-third two years after date of grant, and the final one-third three years after date of grant. Options held by persons (including Mr. Holland) who are eligible to retire under United Dominion Industries, Inc.'s Revised Retirement Plan (age 55 plus not less than five years' service), become exercisable six months after grant.

                  OPTION GRANTS IN MOST RECENT FINANCIAL YEAR

                                                                                                  POTENTIAL
                                 INDIVIDUAL GRANTS                                            REALIZABLE VALUE
                       -------------------------------------                                     AT ASSUMED
                                                               MARKET VALUE                    ANNUAL RATES OF
                                     % OF TOTAL                OF SECURITIES                     SHARE PRICE
                       NUMBER OF      OPTIONS                   UNDERLYING                    APPRECIATION FOR
                       UNDERLYING    GRANTED TO                   OPTIONS                        OPTION TERM
                        OPTIONS      EMPLOYEES     EXERCISE       ON THE                    ---------------------
                        GRANTED     IN FINANCIAL   PRICE(1)    DATE OF GRANT   EXPIRATION      5%          10%
NAME                      (#)           YEAR       ($CDN/SH)      ($CDN)        DATE(2)      ($CDN)      ($CDN)
----                   ----------   ------------   ---------   -------------   ----------   ---------   ---------
W. R. Holland........    72,750        12.3%         29.80       2,167,950     02/11/09     1,363,000   3,455,000
G. A. Eisenberg......    15,000         2.5%         29.80         447,000     02/11/09       281,000     712,000
B. B. Burns, Jr......    15,000         2.5%         29.80         447,000     02/11/09       281,000     712,000
J. M. Gibbs..........    15,000         2.5%         29.80         447,000     02/11/09       281,000     712,000
L. Wahl..............    15,000         2.5%         29.80         447,000     02/11/09       281,000     712,000
L. Wahl..............    16,875         2.9%        32.775         553,078     04/26/09       348,000     881,000

---------------

(1) The Exercise Price is the fair market value of the Common Shares on the grant date, defined to be the average of the previous day's high and low board-lot trading prices on the TSE.
(2) Options expire 10 years after the date of the grant. If an officer retires, the 10-year period continues.

     The following table provides information as to options exercised by the Named Executive Officers in 1999 and the value of options held by such executives at year-end.

 AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR
                      AND FINANCIAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                       SECURITIES      AGGREGATED          OPTIONS AT FY-END(#)               AT FY-END($)(1)
                       ACQUIRED ON       VALUE        ------------------------------   ------------------------------
NAME                   EXERCISE(#)   REALIZED($)(1)   EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
----                   -----------   --------------   --------------   -------------   --------------   -------------
W. R. Holland........    48,000         267,008          332,750          100,000         251,644            --
G. A. Eisenberg......        --              --          103,200          112,000          72,057            --
B. B. Burns, Jr......        --              --          106,333           64,667         242,935            --
J. M. Gibbs..........        --              --           35,333           56,667           4,219            --
L. Wahl..............        --              --           56,366           82,709          10,224            --

---------------

(1) The values represent the difference between the exercise price of the options and the market price of Common Shares on the date of exercise (with respect to exercised options) and at year-end (with respect to unexercised options).
(2) Exercisability was determined as of March 14, 2000.

LONG-TERM INCENTIVE AWARDS

     The following table contains information regarding Performance Units awarded to the Named Executive Officers under the Long-Term Plan during the financial year ended December 31, 1999. The Long-Term Plan is described in this Proxy Circular in the "Report of the Compensation & Human Resources Committee on Executive Compensation."

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FINANCIAL YEAR

                                                       PERFORMANCE OR     ESTIMATED FUTURE PAYOUTS UNDER
                                         NUMBER OF      OTHER PERIOD      NON-STOCK PRICE-BASED PLANS($)
                                        PERFORMANCE   UNTIL MATURATION   --------------------------------
NAME                                       UNITS         OR PAYOUT       THRESHOLD     TARGET    MAXIMUM
----                                    -----------   ----------------   ----------   --------   --------
W. R. Holland.........................     5,950         1999-2001        301,070     595,000      N/A
G. A. Eisenberg.......................     1,260         1999-2001         63,756     126,000      N/A
B. B. Burns, Jr.......................     1,168         1999-2001         59,100     116,800      N/A
J. M. Gibbs...........................     1,100         1999-2001         55,660     110,000      N/A
L. Wahl...............................     1,394         1999-2001         70,536     139,400      N/A

REPORT OF THE COMPENSATION & HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

  Composition of the Committee

     The Compensation & Human Resources Committee of the Board of Directors (the "Committee"), is composed of four non-employee directors, none of whom is considered by the Corporation to be a "related director" under the TSE Guidelines and all of whom are "outside directors" under Section 162(m) of the United States Internal Revenue Code.

  Background

     The Committee establishes and administers the executive compensation program for the Corporation's key executives. The executive compensation program is a well-defined management tool that reinforces the Corporation's culture and commitment to shareholders. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Corporation, and to accomplish the Corporation's short and long-term objectives of continuously improving shareholder return. The Committee reviews and acts on any proposed changes to current compensation and benefit programs, and on proposed changes in salary and incentive levels for key executives. The Committee fundamentally believes that a sound compensation program motivates and rewards executives for the accomplishment of the Corporation's stated financial objectives by linking a material portion of executive pay to those objectives.

  Principles of the Executive Compensation Program

     The Corporation has historically viewed executive compensation as a total package that includes base salary and variable short- and long-term performance-based compensation. The total program is structured to deliver a significant percentage of pay through variable at-risk pay programs, which reward executives if the performance of the Corporation warrants such recognition. The Executive Compensation Program is built on the following basic principles:

             - Maximize shareholder value.

             - Develop an entrepreneurial spirit among key executives.

             - Retain, reward and motivate key executives.

             - Compensate for performance rather than create a sense of entitlement.

             - Reward team results.

             - Build executive equity ownership in the Corporation.

  Components of Executive Compensation

     To determine the competitive level of total compensation, the Committee sets the total pay target in a competitive compensation range as benchmarked against published survey data and data derived through special studies of comparable industries. The Corporation's base salary program is designed to pay an experienced executive at or near the median or 50th percentile of the prevailing pay range in the industry for comparable positions. Base salaries are customarily increased annually, based on a combination of market conditions, individual performance and corporate performance. Generally, annual increases are no greater than industry median increases, except in instances of promotion or significant change in job responsibilities. Incentive compensation is variable and contingent upon the Corporation's financial performance against stated and pre-determined objectives. The Committee has the right to make discretionary payments outside the provisions of the Corporation's variable incentive compensation programs in very limited circumstances, for example, if an executive or group of executives has provided exceptional service to the benefit of shareholders and the Committee believes some recognition is due.

     Annual Management Incentive Compensation: The Corporation maintains a Corporate Annual Management Incentive Compensation Plan (the "Annual Plan") for a number of its key employees, including the Named Executive Officers. Shareholders of the Corporation approved the Annual Plan on April 27, 1999. The Committee determines the Chief Executive Officer's eligibility to participate in the Annual Plan, reviews the Chief Executive Officer's recommendations of other Annual Plan participants, and, with such changes as the Committee may determine, if any, approves the annual awards. Participants are classified into groups, with each group having an annual incentive opportunity of 10% to 80% of base salary. Annual cash incentive is paid only if the Corporation's performance meets or exceeds pre-established annual financial targets that are important to the Corporation and its shareholders. The relative importance of each target is determined each year by the Committee, and may vary depending upon the Corporation's financial objectives for that year. All incentive awards under the Annual Plan are subject to the Committee's approval, and are paid in February following the year with respect to which amounts are calculated. 1999 performance targets were based on sales growth and return on equity ("ROE"). In 1999, the Corporation achieved sales growth of 6.3% and ROE of 9.9%, resulting in an award equal to 66.8% of each participant's target award. Excluding restructuring charges, ROE was 11.5%. As a reward for management's aggressive actions to improve operations, including restructuring activities, the Committee provided ex gratia awards totaling $1.016 million to certain corporate officers, including the Named Executive Officers.

     Annual incentive compensation plans are also maintained on behalf of the Corporation's operating units for their key employees. During 1999, participants were able to earn cash incentives based on pre-determined sales growth and return on investment goals derived from segment and operating unit business plans. The amount of annual incentive compensation is determined by the participant's position and base salary, with target awards ranging from 10% to 50% of base salary.

     Long-Term Incentive Compensation: The Corporation maintains a Long-Term Management Incentive Compensation Plan (the "Long-Term Plan") which provides long-term cash incentive to focus corporate executives on achieving longer-term shareholder value. Shareholders of the Corporation approved the Long-Term Plan on April 27, 1999. Under the Long-Term Plan, participants receive annual grants of participation units that are payable after the end of three-year performance cycles. The Committee establishes performance goals, such as earnings growth, sales growth, return on capital employed or other such measures, as it deems appropriate, given the Corporation's objectives. Participants earn from 0% to 150% of the value of their participation units based on the extent to which pre-established performance goals are achieved.

     Long-Term Incentive plans are also maintained on behalf of the Corporation's operating units for their key employees. During the 1997-99 plan cycle, participants were able to earn cash incentives based on pre-determined goals derived from operating unit business plans. The amount of annual incentive paid is determined by the participant's position and base salary, with target awards ranging from 10% to 35% of base salary.

     Under terms of the Annual Plan, the Long-Term Plan, and unit annual and long-term plans, the Committee may grant Plan participants an opportunity to receive a multiple of a portion of their annual incentive in the Corporation's Common Shares to further encourage equity ownership among management. With respect to incentives earned in 1999, the Committee approved an award multiple of 1.2 and allowed participants to receive up to 35% of their annual incentive in Common Shares.

     Stock Option Plan: Like cash incentives, stock options and restricted stock are important parts of the total compensation packages of key executives and are specifically focused on the Corporation's longer-term objectives. The Corporation maintains a non-qualified stock option and restricted stock plan (the "Option Plan") for key employees, officers and directors, including the Named Executive Officers. Shareholders of the Corporation approved the Option Plan on April 27, 1999. Stock option awards are vested one-third each year. Options are granted at 100% of the fair market value of the Corporation's common stock on the date of grant and expire ten years from the date of grant. The use of restricted stock is designed primarily to retain executive officers and other key employees of the Corporation while building stock ownership and long-term equity, and linking pay directly with shareholder return. Option Plan participation and the size of awards are determined by the individual's potential to make significant contributions to the Corporation's financial results, level of management responsibility and individual performance and potential. Under the Option Plan, the Committee recommends to the Board of Directors those employees, officers and directors to whom restricted stock or options to purchase Common Shares should be granted, and the number of shares to be placed under option. The Board of Directors may accept, modify or return for further consideration the Committee's recommendations. In no instance may the exercise price of options be less than 100% of the fair market value of the Common Shares at the time the option is granted. As of December 31, 1999, options to purchase 2,787,458 Common Shares were outstanding and remained unexercised under the Option Plan and 1,163,750 shares remained available for purposes of future grants.

     In February 1999, the Corporation's directors, officers and other employees received restricted stock and option grants in respect of 666,565 Common Shares, which was 1.64% of the Common Shares outstanding as of the date of grant. This total grant percentage compares to an industry median among comparable companies of approximately 1.76% of common shares outstanding, on an annual basis, based on data supplied by the Corporation's compensation consultants.

     The Corporation's incentive compensation programs are designed to reward executives for achievement of the Corporation's performance objectives. The plans, as approved by shareholders, are designed to comply with Internal Revenue Code Section 162(m) to ensure tax deductibility. However, the Committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the Corporation and the shareholders and is therefore not necessarily constrained by that provision.

  CEO Compensation

     In making its decisions late in 1998 regarding Mr. Holland and his management team's compensation for 1999, and in establishing incentive goals for 1999, the Committee considered the Corporation's continuing successful performance during 1998 and the steps Mr. Holland had taken to position the Corporation for future growth. 1998 sales grew to $2 billion. Segment operating income totaled $207 million, up 19% from 1997. Net income of $99.7 million produced earnings per share of $2.45, a year-over-year gain of 17% in income from continuing operations:

     Key achievements included:

        - Sales growth of 22% year-over-year, driven largely by acquisitions. 31% of total sales came from outside the United States.

        - The gain on the sale of the Marley Pump motor business and an international tax refund more than offset the non-recurring charges related to cost reduction initiatives and previously divested businesses. Excluding one-time gains and charges, net income would have totaled $87 million, or $2.15 per share.

        - The balance sheet remained strong, ending 1998 at 37% net debt to capital. In addition, the Corporation generated $41 million in free cash flow after capital expenditures totaling $52 million and $15 million in dividends.

        - Success of the Company's growth programs, including 11 product-line acquisitions for a total investment of $172 million with annualized sales of $150 million.

        - The Corporation repurchased 3.3 million Common Shares for $84 million.

     The Committee also recognized the continuing value of Mr. Holland's management expertise; his key role in the successful transition of the Corporation to manufacturing; his global expansion of the business; and his continuing efforts to take the Corporation to world-class manufacturer status. In addition, for the past three years Mr. Holland has worked closely with the Board of Directors to develop a transition plan to the next generation of senior management. In December 1999, as a result of this effort, Glenn A. Eisenberg was named President and Chief Operating Officer, B. Bernard Burns was named Executive Vice President and Chief Administrative Officer, and William Dries was named Chief Financial Officer. These steps, and the continued development of United Dominion's management under Mr. Holland's guidance, position the Corporation for continued success. The committee reviews Mr. Holland's performance at its December meeting pursuant to a written report from him, which, among other things, is used to assess the appropriateness of his compensation.

     For fiscal year 1999, Mr. Holland received a base salary of $850,000 and was awarded an incentive bonus of $397,758 under the Annual Plan based on the Corporation's achievement of $88.9 million in earnings and $128.3 million in sales growth, 66.8% of his targets. He also received a bonus under the Long-Term Plan for the 1997-1999 cycle of $479,313 as a result of the achievement by the Corporation of cumulative return on equity of 12.6% and cumulative net earnings of $326.6 million, 85.1% of the three-year targets set in 1996. In addition, the Committee recommended and the Board approved the payment to Mr. Holland of an ex gratia bonus in the amount of $286,492 in recognition of the significant restructuring activities led by Mr. Holland during the year to improve future operating performance.

     During 1999, Mr. Holland was awarded stock options in respect of 76,750 Common Shares and 27,250 restricted Common Shares under the Option Plan. He was also awarded 5,950 units for the 1999-2001 cycle under the Long-Term Plan. The value of the long-term award, if the Corporation's long-term target results are satisfied, is $595,000, equal to 70% of Mr. Holland's 1999 base salary.

     The Committee carefully reviewed Mr. Holland's executive compensation package. Given Mr. Holland's long-time service to the Corporation, the Corporation's continued solid financial performance in 1999, and the accomplishments described above, the Committee believes the package is appropriate and that the amount and nature of each component of the package is consistent with competitive pay practices among comparable United States companies, based on data supplied by the Corporation's compensation consultants. In conformity with its past practice, the Committee will periodically review the compensation and benefits of Mr. Holland and the Corporation's other key executives and will from time to time make such changes, as it deems appropriate under the circumstances.

     Compensation & Human Resources Committee:

     D. N. Boyce
     J. E. Courtney, Vice Chairman
     P. A. Crossgrove
     D. D. Ruffin, Chairman

UNITED DOMINION INDUSTRIES, INC. RETIREMENT PLAN

     The executive officers of the Corporation (other than Mr. Wahl) participate in the United Dominion Industries, Inc. Revised Retirement Plan (the "United Dominion Plan"), a qualified defined benefit plan available to all salaried employees of United Dominion Industries, Inc. The amount payable at age 65 is 0.8% of participant's final average earnings ("FAE"), defined as the annualized average of the highest consecutive five years of compensation out of the last ten years of employment, plus 0.6% of the participant's FAE in excess of the covered compensation (the average of the thirty-five social security wage bases in effect or projected to be in effect during the thirty-five years prior to the year during which the participant will reach age 65) multiplied by up to a maximum of 35 years of service. For each year of service over 35 years, the retirement benefit is increased by 0.5% of FAE. Compensation covered by the United Dominion Plan is total cash compensation paid during the plan year, including bonuses and awards made under the Annual Plan and Long-Term Plan described above, but excluding directors' fees and non-service related compensation.

     The following table shows estimated annual gross benefits payable from the United Dominion Plan as a single life annuity upon retirement at age 65 in 1999 for employees in the salary classifications and with the years of service specified. The amount shown for each category is the total benefit payable under the United Dominion Plan benefit formula without regard to United States regulations which limit both the maximum benefit that can be paid from a qualified defined benefit plan and the amount of salary that can be included in a qualified plan's salary-based benefit formula. The Corporation pays the full amount due pursuant to the United Dominion Plan's benefit formula through a combination of the qualified defined benefit plan and either a non-qualified pension restoration plan or the Supplemental Plan described below. The Supplemental Plan provides additional retirement benefits to certain executives. See "Other Plans and Agreements."

    AVERAGE
CONTINUOUS BEST                                         YEARS OF SERVICE
 FIVE YEARS OF                        ----------------------------------------------------
 COMPENSATION                            15         20         25         30         35
---------------                       --------   --------   --------   --------   --------
  $  100,000      ..................  $ 18,030   $ 24,040   $ 30,050   $ 36,060   $ 42,070
     200,000      ..................    39,030     52,040     65,050     78,060     91,070
     300,000      ..................    60,030     80,040    100,050    120,060    140,070
     400,000      ..................    81,030    108,040    135,050    162,060    189,070
     500,000      ..................   102,030    136,040    170,050    204,060    238,070
     600,000      ..................   123,030    164,040    205,050    246,060    287,070
     800,000      ..................   165,030    220,040    275,050    330,060    385,070
   1,000,000      ..................   207,030    276,040    345,050    414,060    483,070
   1,200,000      ..................   249,030    332,040    415,050    498,060    581,070
   1,400,000      ..................   291,030    388,040    485,050    582,060    679,070
   1,600,000      ..................   333,030    444,040    555,050    666,060    777,070
   1,800,000      ..................   375,030    500,040    625,050    750,060    875,070
   2,000,000      ..................   417,030    556,040    695,050    834,060    973,070

     The Named Executive Officers (other than Mr. Wahl) have the credited years of service indicated beside each of their names: Mr. Holland -- 27, Mr. Burns -- 10, Mr. Eisenberg -- 10, Mr. Gibbs -- 22.

     Mr. Wahl does not participate in the United Dominion Plan; instead, he is covered by a German pension plan for BOMAG management. The plan is based on his salary, taking into account social security pension payments and years of service. The maximum annual amount payable under the BOMAG management plan is approximately 55% of Mr. Wahl's final salary.

OTHER PLANS AND AGREEMENTS

     The Corporation provides a Supplemental Executive Retirement Plan (the "Supplemental Plan") to 12 of its key executives, including the Named Executive Officers except Mr. Wahl. Under the Supplemental Plan, a fully vested participant is eligible to receive a target annual benefit at age 62 equal to 60% of Final Average Earnings, reduced by retirement income from the United Dominion Plan described in the preceding section and Social Security. "Final Average Earnings" is defined for purposes of the Supplemental Plan as the average of the highest three years of "Eligible Income" out of the ten years immediately preceding retirement; Eligible Income includes salary and all incentive earnings under the Corporation's established incentive plans. To become fully vested under the Supplemental Plan a participant must accumulate, or be granted by the Comp Committee (as in the case of Messrs. Eisenberg and Burns), fifteen years of service. For purposes of the Supplemental Plan, Mr. Gibbs has been granted twelve years credit, five for his period of service with United Dominion and seven for his service with United Dominion's Serco business prior to its acquisition by United Dominion. Benefit accruals begin after five full years of service, with one-tenth of the target benefit vesting each year thereafter. All of the benefits under the Supplemental Plan are paid in a 50% joint and survivorship annuity for the life of the participant. A participant may elect to retire at any time after age 55 and receive a benefit, actuarially reduced, for life.

     Pursuant to an agreement between Mr. Holland and the Corporation dated April 28, 1999, Mr. Holland will be entitled to receive his Supplemental Plan benefit in a lump sum upon his retirement or other separation from the Corporation. Also pursuant to the agreement, the discount computation rate that will be used to compute the lump sum benefit has been fixed at 5.25% (the 1999 GATT cash lump sum discount rate used in the United Dominion Plan).

     United Dominion Industries, Inc. has established a "grantor trust" (the "Trust") for the purpose of providing certain executives (including all of the Named Executive Officers other than Mr. Wahl) with greater assurances that the supplemental pension benefits to which such executives may be entitled under the Supplemental Plan and the change in control agreements described under the heading "Change in Control Agreements" would be satisfied in the event of a "change in control" as defined in the Trust (collectively, the "Covered Benefits"). The Trust is intended to constitute an "unfunded" arrangement. However, United Dominion Industries, Inc. has deposited into the Trust a letter of credit in the face amount of approximately $32.8 million, which is equal to 120% of the estimated value of the Covered Benefits that would be payable assuming a change in control had occurred on January 1, 1999 and all of the covered executives had terminated employment on that date. The Covered Benefits are redetermined annually as of January 1 of each year. To the extent the aggregate value of the Covered Benefits increases, additional contributions (in the form of letters of credit or otherwise) are required to be made to maintain the assets of the Trust at a level equal to 120% of the estimated benefit values. Upon the occurrence of a change in control, United Dominion Industries, Inc. is required to make additional contributions to the Trust in cash so that the aggregate amount of the assets held by the Trust equals 120% of the Covered Benefits determined as of the date such change occurs. The letter(s) of credit would be drawn upon to the extent any supplemental pension benefits which become payable under the Supplemental Plan or the change in control agreements are not otherwise paid by United Dominion Industries, Inc. The assets of the Trust are subject to the claims of the creditors of United Dominion Industries, Inc. in the event United Dominion Industries, Inc. becomes "Insolvent" as defined in the Trust.

     The Corporation also provides several other supplemental executive benefit plans to the Named Executive Officers, including split-dollar life insurance and long-term disability insurance. The life insurance plan provides participants a death benefit equal to one hundred percent of their current salary and prior year's incentive bonus. The supplemental long-term disability plan provides a make-up benefit to ensure that participants receive a disability benefit at least equal to 60% of eligible total compensation when combined with the Corporation's group long-term disability benefit plan.

                               PERFORMANCE GRAPH

     The following graph compares cumulative total return (assuming reinvestment of dividends) for the Corporation's Common Shares against the TSE Composite 300 (TSE 300) for the five-year period ended December 31, 1999, assuming $100 invested on December 31, 1994.

           Measurement Period                       United
         (Fiscal Year Covered)                     Dominion          TSE 300
                  1994                                100               100
                  1995                                110               112
                  1996                                122               141
                  1997                                137               159
                  1998                                122               154
                  1999                                112               200

                          CHANGE IN CONTROL AGREEMENTS

     United Dominion Industries, Inc. has agreements with fifteen of its key employees, including each of the Named Executive Officers except Mr. Wahl, providing for protection in the event of a change in control of the Corporation. In general, the agreements provide for (a) a lump-sum severance payment by United Dominion Industries, Inc. to the employee equal to the amount of base salary that the employee would have earned had he continued to be employed until the earlier of (i) the end of the thirty-six month period following the date of termination or (ii) the attainment of normal retirement age, assuming the employee's salary rate would be equal to his highest monthly rate during the thirty-six month period preceding termination, (b) amounts in lieu of continued participation in incentive compensation and stock option plans based on assumptions concerning the Corporation's results for the thirty-six month period following termination and the employee's continued participation for the period,
(c) insurance and other benefits for the thirty-six month period after termination (to the extent the employee does not receive comparable benefits during the period), and (d) supplemental pension benefits, if the Corporation experiences a change in control and the employee is terminated for reasons other than death, disability, retirement or cause, or terminates his employment for reasons relating to a change in, among other things, his compensation, duties, benefits or location. These agreements are designed to provide the benefits the employee would have received had he continued working for United Dominion Industries, Inc. for three additional years.

     The amount to be paid is not subject to reduction for compensation earned from subsequent employment or from subsequent pension benefits. The agreements provide for a "gross-up" of the awards to reimburse participants for any excise tax payable on account of any "excess parachute payment" under United States Internal Revenue Code Section 280(G).

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     The Corporation and its directors and officers are covered under a directors' and officers' liability insurance policy maintained by the Corporation that has aggregate coverage limits of $100,000,000. This policy includes a per-loss deductible of $250,000 with regard to claims against the Corporation, but no deductible with regard to claims against individual directors and officers. The premium paid by the Corporation in 1999 was $273,750 in respect of its officers and directors as a group. The Corporation paid all of the premiums.

            CERTAIN BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

     The Honorable James A. Grant, P.C., Q.C., a director of the Corporation (and a nominee for re-election), is a partner in the law firm Stikeman Elliott, which provides certain legal services to the Corporation.

     Mr. William W. Stinson, a director of the Corporation (and a nominee for re-election) entered into a management consulting agreement with the Corporation effective January 1, 1998. That agreement was renewed for successive additional one-year terms effective January 1, 1999 and January 1, 2000. Mr. Stinson was paid $150,000 during 1999 and will be paid $150,000 during 2000 pursuant to the agreement.

                           REAPPOINTMENT OF AUDITORS

     KPMG LLP has been the auditor of the Corporation since 1992. If no contrary instruction is indicated in the proxy, the persons named in the enclosed form of proxy intend to vote such proxy in favor of the reappointment of KPMG LLP as auditor of the Corporation to serve until the close of the next annual meeting of shareholders, at a remuneration to be approved by the Board of Directors. Arrangements have been made for one or more representatives of KPMG LLP to attend the Meeting. Representatives of KPMG LLP will be allowed to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions.

                SHAREHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

     Under the CBCA, proposals by shareholders for any matter intended to be raised at the 2001 Annual Meeting of Shareholders of the Corporation must be received by the Secretary of the Corporation no later than January 25, 2001 in order to be included in the 2001 management proxy circular and on the proxy card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable requirements of the CBCA. Written notice must be received by the Secretary of the Corporation at its principal executive office, 2300 One First Union Center, 301 South College Street, Charlotte, North Carolina 28202-6039, U.S.A.

                           AVAILABILITY OF DOCUMENTS

     In accordance with National Policy No. 47 of the Canadian Securities Administrators, the Corporation shall provide to any person or company, upon request to the Secretary of the Corporation:

          (a) when the securities of the Corporation are in the course of a distribution pursuant to a short form prospectus or a preliminary short-form prospectus which has been filed in respect of a distribution of its securities,

             (i) one copy of the Corporation's annual report on Form 10-K together with one copy of any document, or the pertinent pages of any document, incorporated therein by reference;

             (ii) one copy of the comparative financial statements of the Corporation filed under applicable provincial securities legislation in Canada for the Corporation's most recently completed financial year in respect of which such financial statements have been issued, together with the report of the auditor thereon, Management's discussion and analysis of financial condition and results of operations, and any interim financial statements of the Corporation filed under the said Act subsequent to the filing of the annual financial statements;

             (iii) one copy of the proxy circular of the Corporation filed under such Act in respect of the most recent annual meeting of shareholders of the Corporation which involved the election of directors; and

             (iv) one copy of any reports filed by the Corporation pursuant to such Act which are incorporated by reference into the preliminary short-form prospectus or the short-form prospectus; or

          (b) at any other time, the documents referred to in Clauses (a)(i),
     (ii) and (iii) above, provided that the Corporation may require the payment of a reasonable charge from such person or company who is not a security holder of the Corporation where the documents are furnished under this Clause (b).

     The Board of Directors of the Corporation has approved the contents and sending of this Proxy Circular.

                                          /s/ Richard L. Magee
                                          R. L. Magee,
                                          Secretary

Toronto, Ontario
March 22, 2000

                                                                    APPENDIX "A"

                                  STATEMENT OF
                         CORPORATE GOVERNANCE PRACTICES

     Set forth below are summaries of guidelines on corporate governance issued by The Toronto Stock Exchange and the Corporation's approach with respect to each guideline.

 1. As stewards of the corporation, each board of directors should assume responsibility for the following:

     (i) adoption of a strategic planning process;

        Status: The Board of Directors (the "Board") of the Corporation follows a process whereby it reviews and approves a strategic plan presented to it by management annually. The Board also discusses developments impacting corporate strategy at every Board meeting and through periodic discussions with management. The Board has responsibility for monitoring management's success in implementing the strategic plan.

     (ii) identification of the principal risks of the corporation's business and ensuring the implementation of appropriate systems to manage these risks;

        Status: The Board, through its Audit & Risk Management Committee, and through periodic reports presented to it by the Corporation's insurance and management pension committees, and by various members of management, continually identifies principal risks facing the Corporation. Any material issues relating to the appropriateness or effectiveness of the Corporation's systems utilized to contain, manage or eliminate such risks are addressed by the Board and referred to management for resolution.

     (iii) succession planning, including appointing, training and monitoring senior management;

        Status: The Corporation utilizes a formal management development and succession planning program. Periodic reports relating to this program are provided to the Board of Directors and to the Compensation and Human Resources Committee.

     (iv) implementation of a policy of effective communication with shareholders and the general public;

        Status: The Corporation maintains a formal communications policy which requires, in part, that the Corporation be responsive and consistent in matters of external and internal communication about the Corporation's affairs. Through corporate communications and investor relations staff functions, shareholders, members of the investment community, stock exchanges and regulatory bodies are provided with information in a timely and continuous manner, using regular quarterly and annual reports, special mailings and the media.

     (v) ensuring the integrity of the corporation's internal control and management information systems.

        Status: The Board monitors the Corporation's internal control and management information systems through its Audit & Risk Management Committee, which reviews periodic reports and conducts discussions with senior management and regularly with internal audit personnel, in some cases without the presence of members of management.

 2. A majority of the directors should qualify as unrelated directors, i.e. independent of management and free from any interest and any business or other relationship which could or could reasonably be perceived to materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding.

        Status: The Corporation's Board Composition Philosophy requires that the
                Board be composed of a majority of directors who qualify as unrelated directors and no more than three inside directors. In addition, Committees should generally be composed of outside directors, majorities of whom are unrelated, although the Executive Committee may include one or more inside directors. The Board currently has one inside director and one outside director who is a related director.

 3. The board should disclose on an annual basis whether the board has a majority of "unrelated directors".

        Status: The Corporation's annual Management Proxy Circular/Proxy
                Statement discloses any relationship between a director and the Corporation.

 4. A committee of outside directors, a majority of whom are "unrelated", should be responsible for proposing new nominees to the board.

        Status: In 1999 the Board added a Nominating & Corporate Governance
                Committee. One of its responsibilities is to identify and select individuals as candidates for election to the Board of Directors. The Nominating & Corporate Governance Committee currently is comprised of four members, none of whom is an inside director or a related director.

 5. The board should implement a process to be carried out by an appropriate committee for assessing the effectiveness of the board and of its committees and for assessing the contribution of each individual director.

        Status: The Board has assigned the Nominating & Corporate Governance
                Committee responsibility for assessing the effectiveness of the Board and of its committees and for assessing the Board's ability to conduct effective decision-making. This is accomplished through periodic Board and management discussions and by means of a detailed questionnaire completed biannually by each member of the Board of Directors. Use of this questionnaire also enables each individual director to assess his or her contribution as a member of the Board of Directors. The Corporation has a system in place whereby a Board member whose employment or vocation is materially changed is required to submit his resignation to the Chairman of the Board for consideration and action by the full Board.

 6. An orientation and education program should be provided for new recruits to the board.

        Status: Each new director is provided with recent literature and reports relating to the Corporation and a handbook containing relevant information on issues or topics such as the Corporation's by-laws, directors, committees, officers, meetings, compensation, stock options, liability insurance, subsidiaries, and the Corporation's Code of Business Conduct.

 7. The board should examine its size and undertake where appropriate a program to reduce the number of directors to a number which facilitates more effective decision-making.

        Status: Based on the Corporation's current composition and size, the Corporation and the Board believe that the size of the Board proposed for nomination at the 2000 Annual Meeting of Shareholders - 12 members, is appropriate in light of current circumstances. The Board will re-examine this issue periodically.

 8. The board should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.

        Status: The adequacy and form of director compensation is currently reviewed on an annual basis, utilizing various types of survey data. The Board has assigned the Compensation & Human Resources Committee responsibility on an annual basis for determining the adequacy and form of Board compensation. Stock ownership in the Corporation by directors is encouraged; a minimum number of shares (presently, 1,000 Common Shares) is required to be owned by each director. Stock options as a portion of director compensation are also currently utilized to increase share ownership by members of the Board.

 9. Committees should generally be composed of outside directors, a majority of whom are "unrelated", although some committees, such as the executive committee, may include one or more inside directors.

        Status: The Audit & Risk Management Committee, the Compensation & Human
                Resources Committee and the Nominating & Corporate Governance Committee are currently composed of outside and unrelated directors. The Executive Committee currently includes one inside and related director, one outside and related director and three unrelated directors.

 10. The board should assume responsibility for, or assign to a committee, the general responsibility for developing the corporation's approach to governance issues.

        Status: Previously, the Compensation & Human Resources Committee had responsibility for corporate governance issues. The Board in 1999 added the Nominating & Corporate Governance Committee, in part to give more attention to governance matters. One of the new committee's responsibilities is to develop the Corporation's approach to corporate governance issues.

 11. The board, together with the CEO, should develop position descriptions for the board and for the CEO, involving the definition of the limits to management's responsibilities. The board should approve or develop the corporate objectives, which the CEO is responsible for meeting.

        Status: The Compensation & Human Resources Committee, with the assistance of senior management, developed position descriptions for the Board and for the Chief Executive Officer which allocate responsibilities and define the limits of management's responsibilities. The Nominating & Corporate Governance Committee reviews annually the guidelines for each Board committee, which are then approved by the Board. In addition, the board approves, or develops with the Chief Executive Officer, the corporate objectives that the Chief Executive Officer is responsible for meeting. The Nominating & Corporate Governance Committee monitors the Board position descriptions and the Committee guidelines. The Compensation & Human Resources Committee monitors the performance of the Chief Executive Officer.

 12. The board should have in place appropriate structures and procedures to ensure that the board can function independently of management. These structures and procedures may involve the board meeting on a regular basis without management present. The board should either (i) appoint a chair of the board who is not a member of management or (ii) adopt alternate means so that the board is able to function independently of management -- this could include assigning the responsibility to a committee or to a lead director.

        Status: The Board elects from its membership on an annual basis a lead director who is entitled, pursuant to the Corporation's by-laws, to call meetings of the Board to be held without management present. In addition, to the extent the Corporation's Chief Executive Officer or Chief Operating Officer is unavailable or is not the appropriate person to undertake such action, the lead director has the right to speak on behalf of the Corporation. Currently, Mr. Ruffin serves as lead director. A new lead director will be elected upon Mr. Ruffin's retirement in April 2000. The Board and each of its committees conduct regular in camera sessions outside the presence of members of management, including management directors.

 13. The audit committee should be composed only of outside directors. The role and responsibilities of the audit committee should be specifically defined. The audit committee should have direct communication channels with the internal and external auditors and should ensure management's design and implementation of an effective system of internal control.

        Status: The Audit & Risk Management Committee is composed solely of outside directors. The role and responsibilities of the Audit & Risk Management Committee are defined in the Corporation's by-laws and detailed in the Committee's guidelines. These guidelines are currently being reviewed and revised and will be converted into a charter for the Committee, which will be adopted by the Board in April. The Audit & Risk Management Committee periodically meets privately with the Corporation's internal and external auditors after or during regularly scheduled committee meetings.

 14. The board should implement a system that enables an individual director to engage an outside adviser at the expense of the corporation in appropriate circumstances, subject to the approval of an appropriate committee.

        Status: The Board has adopted a resolution, which allows individual directors to engage outside advisors (such as lawyers or accountants) at the expense of the Corporation, in appropriate circumstances. The resolution requires that each request to engage outside advisors have the approval of the Compensation & Human Resources Committee and that management must be fully advised. The Nominating & Corporate Governance Committee will succeed the Compensation & Human Resources Committee as the committee that must approve any such engagement.